CONFIDENTIAL

SEVERANCE AGREEMENT AND GENERAL RELEASE

This **SEVERANCE AGREEMENT AND GENERAL RELEASE** is made this 15th day of October, 2019 between **FARMERS AND MERCHANTS BANK** ("F&M") and **NEIL HAYSLETT** (Mr. Hayslett), employee.

RECITALS

A. Mr. Hayslett is currently employed by F&M as Executive Vice President and Chief Operating Officer.

B. Mr. Hayslett and F&M have determined that it is in Mr. Hayslett's best interest to retire effective October 15, 2019.

C. To assist in his transition to other employment and for the consideration described below, F&M has offered to provide Mr. Hayslett certain severance benefits.

IN CONSIDERATION of the mutual promises below, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. By signing this Agreement, Mr. Hayslett hereby offers and F&M accepts his retirement effective October 15, 2019.

2. Following his retirement from employment, F&M, its successor and/or assigns whether by merger or sale, agrees to pay Mr. Hayslett his current base salary, as severance pay, for Twelve (12) months (the "Severance Period"). The severance pay paid under this Agreement will be paid according to F&M's normal payroll cycle and procedures with his last paycheck being for the pay period ending October 15, 2020. All severance pay and any other monies paid to Mr. Hayslett will be subject to IRS regulations regarding Severance Pay as addressed in IRS 2019 Publication 15.

(a) Unused vacation and personal leave time shall be paid to Mr. Hayslett in accordance with F&M's policy. Vacation, personal leave, and holiday pay shall not accrue or be paid after the Severance Date. Except as specifically provided herein, no other employee benefits shall be paid or provided after the Severance Date.

(b) Mr. Hayslett is enrolled in the F&M 401k with Match Plan, F&M Non-Qualified Deferred Comp Plan, F&M Employee Stock Ownership Plan and F&M Pension Plan. F&M will make the required contributions to the Plans on the wages earned up to the Severance Date, in accordance with F&M policies and the requirements of each Plan.

(c) Mr. Hayslett acknowledges that he has the right to elect to continue coverage under F&M's health plan, in accordance with the healthcare continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"). F&M shall pay the COBRA premiums for only Mr. Hayslett for the Severance Period, even though he may elect the family plan under COBRA. After the Severance Period, Mr. Hayslett shall be

solely responsible for all of the payment of monthly premiums. No other health or insurance benefits shall be paid or provided after the Severance Date. However, Mr. Hayslett is enrolled in F&M's post-retirement life insurance plan. Mr. Hayslett is entitled to and shall be paid the life insurance benefit in accordance with F&M's policy.

3. Following the Severance Period, F&M agrees not to dispute Mr. Hayslett's eligibility for unemployment benefits should he file a claim.

4. Mr. Hayslett acknowledges that some or all of the above represent additional consideration furnished by F&M, which is in addition to anything of value to which Mr. Hayslett is already entitled, that the Severance Payment represents payment beyond F&M's normal severance policies, and that the foregoing is the legal consideration for Mr. Hayslett's releasing any of his rights stated in this document.

5. Mr. Hayslett acknowledges and agrees that F&M has no obligation, contractual or otherwise, to rehire or employ him after the Severance Date.

6. Mr. Hayslett shall return to F&M all its property in his possession or control, in whatever form, belonging to F&M or related to his duties while employed with it. Mr. Hayslett's acceptance of any consideration provided by this Agreement is his affirmative representation that he has returned all such property.

7. Mr. Hayslett agrees that all unreimbursed company expenses which he has incurred must be itemized and submitted before the first payment after the Severance Date in order for those expenses to be reimbursed to him.

8. (a) In this document the term "Releasees" is used. "Releasees" means F&M and its board, and its past and present directors, trustees, officers, managers, supervisors, employees, attorneys, agents, and consultants, and their predecessors, and all persons or entities acting by, with, through, under or in contract with any of them, and F&M's affiliates, successors and assigns.

(b) The term "Claims" is also used in this document. This term "Claims" means: (1) each and every claim, complaint, cause of action, grievance, demand, allegation, or accusation, whether known or unknown, whether suspected or unsuspected, and whether fixed, vested or contingent, and (2) each and every promise, assurance, contract, representation, obligation, guarantee, warranty, liability, right and commitment of any kind, whether known or unknown, whether suspected or unsuspected, and whether fixed, vested or contingent, and (3) all forms of relief, including, but not limited to, all costs, expenses, losses, damages, debts and attorneys' fees, whether known or unknown, whether suspected or unsuspected, and whether fixed, vested or contingent.

9. Mr. Hayslett agrees and acknowledges that by signing this Agreement and agreeing to the consideration to be provided to him in this Agreement, he is waiving his right to assert any form of legal claim against the Releasees whatsoever for any alleged action, inaction or circumstance existing or arising from the beginning of his employment with F&M through the date he signed this Agreement. Mr. Hayslett's waiver and release is intended to bar any form of

Claims against the Releasees seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys' fees and any other costs) against the Releasees, for any alleged action, inaction or circumstance existing or arising through the date he signs this Agreement.

10. Without limiting the foregoing general waiver and release, Mr. Hayslett specifically waives and releases the Releasees from any Claim arising from, or related to his employment relationship with F&M or its termination of his employment, including, without limitation: (1) claims under any state or federal discrimination fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Severance Date), including the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act; (2) claims under any other state or federal employment related statute, regulation or executive order (as they may have been amended through the Severance Date); (3) claims under any state or federal common law theory; and (4) any other Claim arising under local, state or federal statutory, regulatory or common law. Mr. Hayslett has not assigned or transferred, or purported to assign or transfer, to any person, entity, or individual whatsoever, any of the claims released as set forth in (a) or (b), nevertheless, Mr. Hayslett agrees to indemnify and hold harmless F&M Releasees against any claim, demand, debt, obligation, liability, cost, expense, right of action or cause of action based on, arising out of, or related to any such assignment.

For valuable consideration, F&M, on behalf of itself, its board, directors, officers, managers, employees, agents, assigns, affiliates, and successors, hereby covenants not to sue and fully releases, acquits, indemnifies, and fully discharges Hayslett, and his heirs, executors, administrators, agents, representatives, with respect to and from:

Actions on behalf of F&M for which Mr. Hayslett had authority as its agent, such as agreements, contracts, covenants, action, suits, causes of actions, obligations, debts, expenses, attorney's fees, damages, judgments, orders, and liabilities of whatever kind or nature in law, equity, or otherwise, whether known or unknown and/or suspected or unsuspected, which it has at any time heretofore owned or held or may own or hold against Hayslett up to the date of this Agreement. This release also includes actions on behalf of F&M for which Mr. Hayslett had authority as its agent, such as representations to others, occurrences, acts, or admissions or any loss, damage, or injury, or other torts, committed or omitted prior to the date of this Agreement.

This release includes claims arising out Hayslett's employment relationship with F&M, and/or his retirement prior to the date of this Agreement, such as breach of contract, liable, slander, defamation, intentional or negligent affliction of emotional harm, or other torts, or discrimination, or harassment based upon any federal, state, or municipal statute or local ordinance relating to discrimination and/or employment, and any other applicable civil federal, state, or local law, ordinance and regulation.

11. Notwithstanding the foregoing, this section does not release the Releasees from any obligation expressly set forth in this Agreement, does not act as a waiver or release of any claims that Mr. Hayslett cannot by law waive or release, and does not prohibit him from

challenging the validity of this release under the federal Age Discrimination in Employment Act ("ADEA"), filing a charge or complaint of age discrimination with the federal Equal Employment Opportunity Commission ("EEOC"), or participating in any investigation or proceeding conducted by the EEOC. Mr. Hayslett waives any right he may have to recover in any proceeding based in whole or in part on claims released in this Agreement and assigns any such recovery to F&M. His waiver of the right to monetary recovery or reinstatement, and assignment of any such recovery also applies to any settlement of any charge or action brought by him or any other person or entity, including any state, federal or local agency. In addition, nothing in this release or this Agreement shall limit the Releasee's right to seek immediate dismissal of such charge or complaint on the basis that Mr. Hayslett's signing of this Agreement constitutes a full release of any individual rights under the ADEA or other laws, or seek recovery from him, to the extent permitted by law, of the consideration provided to him under this Agreement in the event that he successfully challenges the validity of this release and prevails on the merits of a claim under the ADEA or other laws.

12. Mr. Hayslett acknowledges and agrees that, but for providing this waiver and release, he would not be receiving the consideration being provided to him under the terms of this Agreement.

13. Mr. Hayslett agrees that he will not disclose the terms and conditions of this Agreement to any other party unless F&M agrees in writing that he may do so. The sole exceptions are that Mr. Hayslett may make such disclosures as required by law and may disclose the terms of this Agreement to his spouse, attorney, accountant or tax advisor, provided that Mr. Hayslett first informs those persons that the terms are strictly confidential and not to be disclosed to any other party and that he obtain agreement to that condition.

14. Mr. Hayslett agrees to hold in strictest confidence and not to disclose Confidential Information (as defined below) to any other party without express written authorization from the Company. "Confidential Information" shall mean any trade secrets or proprietary information including, but not limited to, customer lists, processes, procedures, personnel information, contact, vendor, or supplier lists, operating methods, costs, pricing, financial data, business plans, proposals, data or information of F&M. Confidential Information, however, shall not include any information that has been voluntarily disclosed to the public by a duly authorized, independently developed and disclosed by others, or otherwise enters the public domain through lawful means. In the event that Mr. Hayslett is unsure whether certain information is Confidential Information or a trade secret, Mr. Hayslett will treat that information as confidential unless he is informed by F&M in writing to the contrary.

15. Mr. Hayslett and F&M agree not to make any negative or disparaging remarks about the other party or any of the Releasees. A negative remark is defined as any statement, opinion, or remark, whether true or not, that tends to injure the reputation of the other or any of the Releasees. Mr. Hayslett and F&M acknowledge and agree that the promises made in this paragraph are material provisions of this Agreement and a critical inducement for each party entering into it. Nothwithstanding the release set forth in section 9, F&M acknowledges and agrees that the release does not apply to any breach of section 15 by F&M; and, any claim by Hayslett against F&M for a breach of this section, is not barred by this Agreement.

16. Mr. Hayslett further acknowledges and agrees that if he breaches any of the provisions of this Agreement, he shall immediately repay the Severance Payment made to him under this Agreement, and he will pay all costs, including reasonable attorneys' fees, incurred by any Releasee during litigation, mediation, negotiation or arbitration relating to such breach. Mr. Hayslett further agrees that F&M shall be entitled to seek damages or injunctive relief in order to fully compensate it for its losses as a result of any breach. F&M and Mr. Hayslett agree that any such relief will be available without the necessity of posting bond.

17. Since Mr. Hayslett is 40 years of age or older, he has specific rights under the ADEA, which prohibits discrimination on the basis of age. He acknowledges and agrees that the release set forth in the preceding paragraph is intended to release any right he may have to file a claim against F&M alleging discrimination on the basis of age. Consistent with the provisions of the ADEA, Mr. Hayslett understands that he has twenty-one (21) days (the "Consideration Period") from his receipt of this Agreement to consider and accept its terms by signing below (although he may sign earlier if he chooses to do so), and F&M has advised Mr. Hayslett that he may consult with an attorney prior to signing this Agreement if he wishes. In addition, Mr. Hayslett understands that he may rescind his assent to this Agreement if, within seven (7) days after the date he signs this Agreement (the "Rescission Period"), he delivers a notice of rescission to Mark C. Hanna, President/CEO of F&M. To be effective, such rescission must be hand delivered within the seven (7) day period.

18. Mr. Hayslett agrees that the offer of this Agreement and the Agreement itself are not an admission, and shall not be construed to be an admission, by each or any of the Releasees that the personnel, employment termination and any other decisions involving him or any conduct or actions at any time affecting or involving him were wrongful, discriminatory, or in any way unlawful or in violation of any right of his; moreover, any such liability or wrong doing is denied by Releasees and each or any of them. The offer of this Agreement, the Agreement and any of its terms shall not be admissible as evidence of any liability or wrongdoing by each or any of the Releasees in any judicial, administrative or other proceeding now pending or hereafter instituted by any person or entity.

19. Mr. Hayslett further agrees that this Agreement shall in all respects be governed by and interpreted under and in accordance with the laws of the Commonwealth of Virginia. If any matters in dispute are required to be settled by litigation, such trials will be decided by a judge and the exclusive forum for any litigation shall be the state or federal courts located in the City of Harrisonburg, Virginia. Mr. Hayslett and F&M waive trial by jury in any such action(s) and confirm that this waiver is a material inducement to this agreement.

20. Mr. Hayslett also agrees that the invalidation of any provision of this agreement shall not invalidate the entire Agreement.

21. Mr. Hayslett intends this agreement to constitute a complete and final agreement between him and F&M and he intends this Agreement to supersede and replace all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this Agreement.

22. Mr. Hayslett also agrees that F&M is not obligated to pay any of his attorneys' fees, costs, or expenses relating to this Agreement, and that the release in paragraph 9 releases all Claims for attorneys' fees, costs and expenses.

23. Mr. Hayslett acknowledges that he is signing this Agreement voluntarily; with full knowledge of the nature and consequences of its terms and that he has been informed that he may wish to consult with an attorney before signing this Agreement.

24. The parties agree that this Agreement shall be construed to have been drafted by both of them, so that any rule of construing ambiguities against the drafter shall have no force or effect.

PLEASE READ THIS DOCUMENT CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS.

Dated: October 28, 2019

Neil Hayslett, Employee

Dated: October 28, 2019

F&M Bank

By:
Mark C. Hanna, President/CEO